Exhibit 5.1

May 6, 2022

Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as special counsel to Shift Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale (the “Offering”) by the Company through Cantor Fitzgerald & Co. (the “Agent”), acting as agent and/or principal, of shares of the Company’s Class A common stock, par value $0.0001 per share, having an aggregate offering price of up to $150,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-263613) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on March 16, 2022 and declared effective by the Commission on April 26, 2022, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Placement Shares filed with the Commission on May 6, 2022 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), on the terms and subject to the conditions set forth in the Controlled Equity Offering℠ Sales Agreement, dated as of May 6, 2022, among the Company and the Agent (the “Sales Agreement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the corporate and organizational documents of the Company; (b) certain minutes and records of company proceedings of the Company; (c) the Registration Statement, including the Base Prospectus, together with the documents incorporated or deemed to be incorporated by reference therein; (d) the Prospectus Supplement, including all documents incorporated or deemed to be incorporated by reference therein; and (e) the Sales Agreement.

For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information that we have obtained from such other sources as we have deemed reasonable.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP